AFFINITY GOLD CORP.
7950 Main Street, Suite #217
Maple Gove, MN  55369

Symbol: AFYG - OTCBB
August 14, 2009

NEWS RELEASE

AFFINITY GOLD CORP. COMPLETES ACQUISITION
OF AMR PROJECT PERU S.A.C.

Maple Grove, Minnesota – August 14, 2009 – Affinity Gold Corp. (OTC-BB: AFYG) (“Affinity” or the “Company”) is pleased to announce that on August 14, 2009, the Company completed the Share Exchange Agreement, dated May 8, 2009, entered into between the Company, AMR Project Peru S.A.C. (“AMR”) and all the shareholders of AMR (the “Share Exchange Agreement”), whereby the Company acquired 99.99% of the issued and outstanding shares in the capital of AMR in exchange for the issuance of 12,000,000 shares of the Company’s common stock in aggregate to the shareholders of AMR on a pro rata basis in accordance with each AMR shareholders’ percentage ownership in AMR.  As a result of the completion of the Share Exchange Agreement, AMR became a 99.99% owned subsidiary of the Company.

AMR is the owner of the mining concession title named “AMR Project” covering 500 hectares and the mining concession certificate as evidenced by Certificate No. 7996-2006-INACC-UADA granted to AMR by the Republic of Peru, National Institute of Concessions and Mining Cadastre on December 11, 2006 (the “Mining Concession Rights”), which Mining Concession Rights are located in the Inambari River Basin on the flat plains region at an altitude greater than 1500’ and accessible by land and air, in the District of Ayapata, Province of Carabaya, Department of Puno, Peru.

In addition, concurrently with the completion of the Share Exchange Agreement, by a letter agreement entered into on May 8, 2009 (the “Letter Agreement”) between the Company and Mr. Antonio Rotundo, the Company’s current President, CEO, CFO and a director cancelled 26,500,000 shares of the 27,800,000 shares of common stock of the Company registered in his name.  After the cancellation of shares by Mr. Antonio Rotundo and the issuance to the former AMR shareholders, the issued and outstanding shares of common stock in the Company is 51,106,195 shares.

For further information please refer to the Company’s filings with the SEC on EDGAR available at www.sec.gov.

About Affinity Gold Corp.:
Affinity Gold Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of gold mineralization properties internationally.  Affinity Gold Corp.’s current primary focus is gold exploration in Peru.

www.affinitygold.com

CONTACT:  Affinity Gold Corp., +1-763-424-4754, info@affinitygold.com

FORWARD-LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Affinity Gold Corp., and its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections.  Where Affinity Gold Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis.  However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Affinity Gold Corp. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.